Exhibit 99.1

NEWS RELEASE

Foundation Medicine Adds Life Sciences Leader Michael R. Dougherty

to its Board of Directors

CAMBRIDGE, Mass. – October 27, 2016 - Foundation Medicine, Inc. (NASDAQ:FMI) today announced the election of Michael R. Dougherty to its board of directors. Mr. Dougherty brings more than 30 years of executive and operational leadership to his role as an independent director at Foundation Medicine. Mr. Dougherty will fill an existing vacancy on the board and will initially join the board’s audit committee.

“Mike has a keen understanding of the life sciences industry, and importantly, he brings tremendous insights to leading organizations through periods of significant growth and diversification,” said Michael Pellini, M.D., chief executive officer of Foundation Medicine. “We look forward to the value his hands-on strategic, operational and financial experience will bring to our board. On behalf of the entire board and management team, we’re delighted to welcome Mike to this important role at Foundation Medicine.”

Mr. Dougherty most recently served as the executive chairman of Celator Pharmaceuticals until its acquisition by Jazz Pharmaceuticals in July 2016. Previously, Mr. Dougherty was chief executive officer and a member of the board of directors of Kalidex Pharmaceuticals and Adolor Corporation. Mr. Dougherty previously served in a variety of senior positions, including chief operating officer of Genomics Collaborative, chief executive officer of Magainin Pharmaceuticals, and chief financial officer at Centocor. Mr. Dougherty is a graduate of Villanova University. He currently serves on the board of directors at Cempra, Aviragen Therapeutics and Trevena, all publicly traded life sciences organizations. Mr. Dougherty also served on the board of directors for ViroPharma, Inc. from 2004 until its acquisition by Shire in 2014.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Media Contact:

Dan Budwick, Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com

Investor Contact:

Kim Brown

617-418-2215

ir@foundationmedicine.com

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